[CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.]

Reseller Agreement - Confidential

This Agreement, effective as of the 13th day of September, 2000 is made between SensAble Technologies Inc®, a corporation organized under the laws of the State of Delaware, maintaining its principal place of business at 15 Constitution Way, Woburn, MA 01801 USA ("Manufacturer") and Novint Technologies ("Reseller") maintaining its principal place of business at 4900 Cutting Ave. N.W., Albuquerque, NM 87114. In consideration of the mutual promises and obligations created herein, the parties hereto agree to the following:

Background:

Reseller has an established business in which it sells products in fields related to those of interest to Manufacturer. Reseller desires to sell and support systems that incorporate one or more of Manufacturer's products as set forth herein.

Definitions:

"Products" shall mean those Manufacturer's products listed in the current Reseller Price List. Manufacturer reserves the right to change, add, and or delete products at any time and agrees to make its best effort to give Reseller two (2) months prior notice thereof in writing.

"Systems" shall mean products created by Reseller for its customers that incorporate one or more Products.

"Territory" shall mean:

a) The World for Resale of Phantom Systems which are included as part of the e-Touch system

"Proprietary Marks" shall mean the trademark "SensAble Technologies Inc." or other trade names, trademarks, insignias, logos, proprietary marks, and the like related to the Products owned or controlled by Manufacturer, including all such marks that Manufacturer may introduce or begin using during the term of this agreement.

"Confidential Information" shall mean confidential information, or materials concerning the parties, Products, Systems, or their markets that are clearly identified in writing as confidential. Confidential Information disclosed orally as being confidential must be followed within thirty (30) days with a written memorandum identifying specific confidential information.

"Customers" shall mean those companies and/or individuals within the Territory that have bought or can be reasonably foreseen to buy Systems.

1. Appointment of Reseller

1.1 APPOINTMENT AND ACCEPTANCE

Manufacturer appoints Reseller and Reseller accepts appointment as an Authorized SensAble Technologies Inc Reseller. Such appointment is only effective within the Territory, and Reseller agrees to limit its activities as Manufacturer's Authorized Reseller to areas within the Territory.

1.2 NON-EXCLUSIVITY

This appointment is non-exclusive and Manufacturer reserves the right to appoint other Resellers and to sell directly in the Territory.

1.3 RELATIONSHIP CREATED

The relationship created by this appointment is one of vendor to customer. Under no circumstances does this agreement create the relationship of joint venture, partnership, or principal and agent. Reseller and Manufacturer agree not to represent themselves either directly or indirectly as anything other than independent entities. Neither party shall under any circumstances undertake to assume or create any obligation on the behalf of the other Party or bind the other party in any manner.

2. Obligations of Reseller

Reseller's obligations under this Agreement shall, without limitation include the following:

2.1 PROMOTION AND ADVERTISING

Reseller agrees to encourage and develop the full sales potential for the Systems and to maintain the reputation and goodwill of Manufacturer and the Products within the Territory.

2.2 STAFF AND FACILITIES

Reseller will maintain a qualified sales and distribution staff to call on Customers in the Territory as may be reasonably likely to purchase Systems.

2.3 SERVICE SUPPORT

Reseller shall provide a contact person and first line of support for all products. Reseller agrees to schedule a technician to attend a free of charge day of training with Manufacturer's technical staff, at Reseller's expense, within 90 days of execution of this Agreement.

2.4 CUSTOMER RELATIONS

Reseller shall; (i) establish and maintain contact with its Customers in the Territory, (ii) provide technical assistance for the use of the Systems within the Territory and, (iii) make every reasonable effort to satisfy the needs of Customers who have purchased Systems in the Territory. Reseller shall promptly deliver to Manufacturer copies of all written complaints relating to the Products received by Reseller from Customers or other persons. At such time and intervals as Manufacturer may reasonably request and Reseller deem desirable, Reseller and its employees, may participate in Manufacturer's sales training programs and seminars. When mutually desirable, Reseller and Manufacturer shall arrange for and participate in cooperative calls on Customers in the Territory.

2.5 SALES OUTSIDE OF THE TERRITORY AND FIELD OF USE

Reseller agrees not to sell the Systems to any Customers with knowledge that such Customer resells the Systems outside of the Territory.

2.6 CONFIDENTIAL INFORMATION

2.6.1 Both Manufacturer and Reseller agree that any Confidential Information of the disclosing party shall be held by the receiving party using the same degree of care as it uses to hold its own Confidential Information, and that such degree of care is adequate to protect the Confidential Information. The Confidential Information shall not be disclosed to any third party or used by the receiving party for its own benefit except as otherwise provided in this Agreement.

The receiving party shall be under no obligation to treat any information as Confidential Information if the information;

a) is in or becomes in the public domain without violation of this Agreement by the receiving party; or
b) was known to the receiving party prior to the disclosure and is not subject to any obligation of confidence; or
c) was rightfully communicated to receiving party by a party free of any obligation of confidence; or
d) was developed by the receiving party independently of, and without reference to, any Confidential Information disclosed by the disclosing party.

2.6.2 The provision on Confidential Information above shall remain in effect for three (3) years from the date of disclosure of the Confidential Information, or until this Agreement is terminated, whichever is longer.

2.7 TECHNOLOGY PROTECTION

If requested by Manufacturer, Reseller shall cooperate with and provide reasonable advice and guidance in the process of obtaining patent protection of the Products in the Territory(s). However, obtaining such patent protection and the advice and guidance by Reseller shall be at the sole cost and expense of the Manufacturer.

2.8 EXTENSION OF MANUFACTURER'S WARRANTY TO CUSTOMER

When a Product is used separately from the System, Reseller shall extend and honor Manufacturer's Limited Warranty, as delivered with each Product, to the Customer in accordance with the Service Manual. Manufacturer makes no warranties regarding the Products other than the warranty delivered with each product.

2.9 COMPLIANCE WITH LAWS, REPRESENTATIONS

Reseller and Manufacturer will comply with all applicable laws (including the United States Foreign Corrupt Practices Act) and regulations and refrain from engaging in deceptive, misleading, or unethical practices. Reseller will make no representation, guarantees, or warranties to anyone with respect to the Products that have not been authorized in writing by Manufacturer. Manufacturer will make no representation, guarantees, or warranties to anyone with respect to the Systems that have not been authorized in writing by Reseller.

2.10 PURCHASE OF PRODUCTS AND ACCEPTANCE

Reseller shall purchase the Products from Manufacturer directly. Reseller shall inspect all Products promptly upon receipt thereof at the shipping destination and may reject any Products which fail in any significant respect to meet Manufacturer's published specifications prevailing at the time of delivery. Any failure due to physical damage during transportation is the responsibility of Reseller to resolve with the delivering freight carrier and may not be rejected under this paragraph. Reseller must notify Manufacturer within thirty (30) days of receipt of any products found to be non-conforming. For defects or failures to meet specifications that, not due to the negligence of Reseller, remain undiscovered at the time of the initial receipt inspection, such defects must be reported to Manufacturer within 14 days of discovery by Reseller or such goods shall be deemed to be acceptable to Reseller.

2.11 SUBMISSION OF PRICE LISTS

Reseller shall provide Manufacturer at Manufacturer's request any current price lists for Systems in the Territory that Reseller publishes or otherwise makes public. Reseller shall inform Manufacturer of any changes to the price list made between submissions of such complete lists when such updated price list information is requested by Manufacturer.

3. Price Protection

In the event Manufacturer should permanently decrease its price for any Products, Manufacturer shall have the option to:

1) use best efforts to promptly credit Reseller an amount equal to the unit price reduction for Products reduced in price, multiplied by the lower of, (i) the amount of the price reduced Product in Reseller's inventory or (ii) the amount of price reduced Product purchased in the last sixty (60) days, or

2) offer lower Reseller pricing in advance, minimum 30 days, prior to initiating the new Suggested Resale Price (SRP) pricing, to compensate for the lowering of the SRP.

Although Manufacturer may publish SRP, Reseller is free to establish its own resale prices. To the degree that Product is used by Customer separately from System, Reseller agrees to pass such Price Protection benefits through to Customers provided such conduct is lawful. Failure to pass such benefits along when Product is used separately from System shall be grounds for Manufacturer to discontinue such Price Protection without notice. To obtain any price protection Reseller may be eligible for, Reseller must submit an inventory by product listing each serial number on hand on the effective date of the price reduction. Such inventory must be submitted not later than 15 days after such effective date. Because there are frequent fluctuations in the US dollar to foreign exchange rate, Reseller shall have the freedom to determine the amount of any price decrease benefits passed on to its customers under this Paragraph.

4. Product Orders

4.1 TERMS AND CONDITIONS

4.1.1 Manufacturer agrees to sell Products to Reseller in accordance with Manufacturer's current applicable prices, terms, and conditions, which may be changed without notice by Manufacturer. Manufacturer will use best efforts to give sixty (60) days written notice of price change.

4.1.2 All Products are shipped FOB Point of Origin and prices do not include transportation charges, insurance, duty and taxes or fees of any nature. Manufacturer may add charges for such fees or taxes to the sales invoice unless evidence of exemption acceptable to both Manufacturer and the appropriate taxing agency is provided by Reseller.

4.1.3 Title to the Products shall pass at the time they are presented to the carrier for shipment. In the absence of specific shipping instructions from Reseller at the time of order placement, Manufacturer will ship by the method it deems most advantageous. Transportation charges will remain the responsibility of Reseller.

4.2 SCHEDULED DELIVERY DATES, DELAY

Manufacturer will use reasonable best efforts to deliver on the promised or scheduled delivery date. Manufacturer shall not be liable for any delay in delivery of Products or for failure to give notice of the same, and Reseller agrees that the delivery date may be extended for a period of time equal to any such delay. Manufacturer will use reasonable best efforts to notify Reseller of: (i) the actual shipping date as soon as it becomes known and, (ii) as soon as practicable after shipment, the shipment details including carrier, waybill number and estimated date/time of arrival.

4.3 PLACING, ACCEPTANCE OF, AND CHANGES TO ORDERS

4.3.1 All orders by Reseller must be placed in writing either by mail, electronic message or facsimile transmission. Any written orders so placed are, unless notified to the contrary within 7 days of receipt by Manufacturer, deemed accepted by Manufacturer.

4.3.2 Any terms or conditions printed on such written orders shall be without effect, this Agreement and the standard terms and conditions on Manufacturer's invoices to the extent they are not in conflict with this Agreement shall apply.

4.3.3 Manufacturer reserves the right to reject orders, provided Manufacturer shall notify Reseller of the reason of the rejection of order in writing within seven (7) days of receipt of the order by Manufacturer.

4.3.4 No extended, canceled, or delayed shipment shall be deemed a termination (unless Manufacturer so advises Reseller) or breach of this Agreement by Manufacturer.

5. Payment and Prices

5.1 PRICES AND TERMS APPLICABLE

The prices, terms, and conditions stated in Manufacturer's price lists, invoices, and sales orders, in effect from time to time and in this Agreement shall apply to all purchases from Manufacturer by Reseller of Products, irrespective of any provisions in Reseller's purchase orders not consistent therewith which shall have no effect.

5.2 LATE CHARGES

Payment for Products purchased from Manufacturer shall be made by Reseller on or before the due dates as appearing on each invoice, in the net invoice amounts. There shall be a late payment charge in the amount of one and one half percent (1.5%) of the invoice amount per month payment is late or, the maximum lawful charge allowed whichever is lower.

5.3 CURRENCY USED

All orders processed shall be in US dollars.

5.4 PAYMENT TERMS AND CREDIT EXTENSION

Payments shall be made by Reseller at **Net 30 days** after the date of invoice.

6. Use of Trademarks and Other Proprietary Marks

6.1 PERMISSION TO USE PROPRIETARY MARKS

During the Agreement, Reseller may use the Proprietary Marks, only in connection with Reseller's sale, advertisement, and promotion of Systems, provided that Reseller's use of Proprietary Marks

shall be in accordance with Manufacturer's policies and procedures and shall always indicate that the same is the property of Manufacturer or Manufacturer's affiliated company, as the case may be.

Manufacturer will not use Reseller's trade names, trademarks, insignias, logos, proprietary marks, and the like without the prior written approval of Reseller.

6.2 EXCLUSION OF INTEREST IN PROPRIETARY MARKS

Nothing contained in this Agreement shall give Reseller any interest in the Proprietary Marks (except the use thereof as herein provided) and Reseller specifically disclaims any right, present or future, in the Proprietary Marks. Nothing contained in this Agreement shall give either party any interest in any patents, copyrights, trade secrets, or other proprietary or confidential information related to the other party's products (Products and Systems), and each party specifically disclaims any right, present or future, in any of the patents, copyrights, trade secrets, or other proprietary or confidential information of the other party.

6.3 LIMITATIONS ON USE OF ALL MARKS

Reseller shall not (i) use any of the Proprietary Marks as part of Reseller's tradenames or trademarks or in any manner which Manufacturer concludes, in its reasonable judgement is unfair confusing or misleading to the public which otherwise adversely reflects upon the good name and reputation of Manufacturer; (ii) attach any name or mark to any of the Products, other than the names and marks originally appearing thereon, except as may reasonably be done when Product is incorporated into System; or (iii) add to, obliterate, deface or remove any name, Proprietary Mark, or serial number on the Products or packaging thereof, except as may reasonably be done when Product is incorporated into System.

6.4 RIGHT TO APPROVE OF ANY USE OF MARKS

Reseller acknowledges that Manufacturer may at any time object to a specific use or application of any of the Proprietary Marks, in which event Reseller will cease such use or application thereof immediately. Reseller's right to use Proprietary Marks shall cease upon termination of the Agreement.

6.5 PROHIBITION OF SUB LICENSING AND TRANSFERS

Reseller shall have no right to sub license, transfer, or assign any right or benefit to the use of Proprietary Marks to any third party without prior Manufacturers written consent.

7. Term and Termination of Agreement

7.1 TERM

This agreement shall commence on the effective date first written above and continue in effect for a period of one (1) year from said date. Thereafter, this Agreement shall be automatically renewed

for successive one (1) year terms unless a party gives written notice to the other party that it does not desire, for any reason, to renew the term of this Agreement and such written notice is delivered to the other party within ninety (90) days prior to the expiration of the current term. This Agreement may be terminated prior to the expiration of the term pursuant to the provisions below.

7.2 TERMINATION NOTICE PERIODS FOR CAUSE

Either party may terminate this Agreement by written notice to the other party, effective immediately, upon the occurrence of any of the following events: (i) Either party breaches any term of this Agreement and such breach is not remedied within 30 days after such written notice of such breach is given to the breaching party, (ii) upon the occurrence of any development in the financial condition of either party to adversely affect their ability to perform under this Agreement; or (iii) if either party engages in a course of conduct that, in the sole opinion of the other party, has injured or may injure the other party's reputation or the reputation of the other party's products, or relations between the other party and its customers; or (iv) there is a substantial change in the ownership, management, or sales force of either party

7.3 RIGHT TO REPURCHASE INVENTORY

Upon termination of this Agreement, Manufacturer may elect to repurchase all, or any part of the Products purchased by Reseller that remain in Reseller's inventory. Such repurchase would be at the price Reseller originally paid, or the then current Reseller's price from Manufacturer, whichever is lower. Such election shall be made within 90 days after the effective date of termination.

7.4 ACCELERATION OF PAYMENTS ON TERMINATION

Upon termination of this Agreement, all sums owed by Reseller to Manufacturer shall become immediately due and payable without notice, and Manufacturer shall thereupon have all of the rights and remedies of a seller applicable under law and as may be provided in this agreement, including the right of setoff. All of Manufacturer's rights and remedies shall be cumulative and no waiver of any default will affect any other or subsequent default.

7.5 TERMINATION OF REPRESENTATION, RETURN OF MATERIAL

Upon termination, Reseller agrees to cease holding itself out as Manufacturer's Authorized Reseller, and both parties shall immediately return all Confidential Information, and all copies thereof, to the other party. Upon termination Reseller shall discontinue use of Manufacturer's signs, names, logos, and Proprietary Marks.

7.6 RIGHT TO CANCEL ORDERS ON TERMINATION

Upon the termination of this Agreement, any accepted orders outstanding and not shipped as of the termination date shall be filled by Manufacturer. Manufacturer shall have the right to reject all or part of any order received from Reseller after notice of termination but before the effective date of termination. If the cause of the termination is due to financial instability, Manufacturer reserves the right to immediately terminate all orders after the notice.

7.7 TERMINATION, OTHER PROVISIONS EFFECTIVE

Any other provisions hereof relating to termination of this Agreement, although not specifically set forth in this Paragraph, shall apply.

7.8 TERMINATION COMPENSATION, NOT PAYABLE

Neither party shall not be entitled to any compensation damages, or payments upon termination either based upon anticipated profits or as reimbursements for costs expended or anticipated. Both parties hereby waive their rights under applicable laws for any such compensation, reimbursement or damages.

8. Limitation of Liability

8.1 LIMITATION OF LIABILITY

In no event will Manufacturer be liable for costs of procurement of substitute products or service, lost profits, or any special, indirect, consequential, or incidental damages, however caused and on any theory of liability, arising in any way out of this agreement. This limitation shall apply even if Manufacturer has been advised of the possibility of such damages, and notwithstanding any failure of essential purpose of any limited remedy provided herein.

8.2 WARRANTIES, LIMITATIONS OF

It is understood that Manufacturer makes no warranties or representations, including, without limitation, implied warranties of merchantability or fitness for a particular purpose, as to the products sold to Reseller by Manufacturer except as may be set forth in Manufacturer's limited consumer warranty, if any, accompanying delivery of the products. The liability of Manufacturer, if any, for damages relating to any allegedly defective products shall be limited to defects with respect to which Manufacturer receives a written notice of the claim from Reseller within 90 days of the date of Manufacturer's shipment of the products. At Manufacturer's discretion, Manufacturer may either replace the products or refund the actual price paid to Manufacturer by Reseller for such products.

8.3 INDEMNIFICATION BY MANUFACTURER

Manufacturer shall be solely responsible for the design, development, supply, production, and performance of the Products and the protection of its trade names. Manufacturer agrees to indemnify and hold Reseller harmless against and to pay all losses, costs, damages, and expenses whatsoever, including reasonable attorney fees, which Reseller may sustain or incur on account of infringement or alleged infringement of patents, trademarks, or trade names, resulting from the sale of Manufacturer's Products, or arising on account of warranty claims or product liability matters. Reseller will promptly deliver to Manufacturer any notices or papers served upon it in any proceeding covered by this indemnity, and Manufacturer will defend same at its expense. Reseller shall, however, have the right to participate in the defense at its own expense, at Reseller's sole discretion.

8.4 INDEMNIFICATION BY Reseller

Reseller shall be solely responsible for, and shall indemnify and hold Manufacturer free and harmless from, any and all claims, damages, or lawsuits (including Manufacturer's attorney's fees) arising out of acts or omissions of Reseller, its employee's, or agents. Manufacturer will promptly deliver to Reseller any papers served upon it in any proceeding covered by this indemnity, and Reseller will defend same at its expense. Manufacturer shall have the right to participate in the defense at its own expense.

9. Miscellaneous

9.1 ENTIRE AGREEMENT, MODIFICATIONS, WAIVERS

This agreement sets forth the entire understanding between the parties hereto and supersedes any and all prior understandings in connection therewith. No modification or alteration shall be binding unless executed in writing by the parties. No waiver of any provision of this Agreement shall be deemed or construed a waiver of any other provisions hereof (whether or similar or not), nor shall a waiver be construed a continuing waiver unless expressly so stated.

9.2 SEVERABILITY

In the event any provision of this agreement is determined to be invalid or unenforceable, that provision shall remain effective to the extent it remains valid and enforceable. In that event, it is the intention of the parties hereto that the remainder of the Agreement remains valid and enforceable. If a court finds a provision unenforceable, the court should draft a provision that is enforceable that follows the unenforceable clause as closely as possible.

9.3 RIGHT TO PROPOSE NEW NEGOTIATION

If in the sole judgment of Manufacturer, any governmental authority or subdivision thereof adopts or interprets any measure, regulation or law that may impair the validity, enforceability, or operation of any provision of this Agreement Manufacturer at its option may propose negotiations for modification of this Agreement, and if the parties cannot agree to such a modification within 30 days following the date Manufacturer proposed such negotiations, Manufacturer may with 10 days notice terminate this Agreement.

9.4 GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts. The parties agree to submit to the jurisdiction of the appropriate courts located in Massachusetts for the purpose of any suit, action, or other proceeding in connection with this Agreement. The parties expressly waive any objections to jurisdiction or venue in any of such courts and hereby consent that service of process in any litigation may be served in the same manner as any notice hereunder as set forth in Paragraph 9.5 hereof.

9.5 NOTICE

Any notice required or permitted to be given under this Agreement shall be in writing and either delivered personally or sent by telex, telegram, or deposit in the mail, postage prepaid, registered or certified, return receipt requested, addressed to the parties at the address appearing at the end of this Agreement, and shall be deemed given ten (10) days after the date of mailing or on the date of personal, telex, or telegram delivery.

9.6 ASSIGNMENT

This Agreement and the rights and benefits hereunder shall inure to the benefit of the parties and their respective successors and assigns. This Agreement cannot be assigned, transferred or delegated without the written consent by the other party.

9.7 COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

9.8 FORCE MAJEURE

Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders of restrictions, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of, the non-performing party.

9.9 ATTORNEY'S FEES

The prevailing party in any legal action brought by one party of this Agreement against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney's fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through an officer of the company whose signature appears below.

"Reseller"		"Manufacturer" SensAble Technologies Inc. 15 Constitution Way Woburn, MA 01801
______________________	Signature	______________________
______________________	Printed Name	______________________
______________________	Title	______________________
______________________	Date	______________________5

SensAble technologies

Reseller Agreement: Attachment A

1. **Discounts:** We have established a list price. Novint Technologies will have a discount of:
   - *****
     *****
   - *****
     *****
   - *****
     *****

2. **Products:** This agreement authorizes you to sell all currently available SensAble products and services within the aforementioned territory, including:
   - PHANTOM Desktop
   - PHANTOM Premium Systems
   - PHANTOM 6DOF Systems
   - Ghost SDK
   - Extended Support

3. **Marketing Support:**
   - Sensable and Novint Technologies will provide pointers to each other's web sites for the duration of this agreement.
   - Sensable will provide Novint Technologies with sales leads for appropriate prospects in the Territory.

***** confidential treatment requested